Exhibit 10.36

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

This Separation of Employment Agreement and General Release (this “Agreement”) is being entered into by and between Auxilium Pharmaceuticals, Inc. (hereinafter “Auxilium” or the “Company”), and Edward J. Arcuri, Ph.D. (hereinafter “Mr. Arcuri”).

WHEREAS, Mr. Arcuri and Auxilium are parties to that certain Amended and Restated Employment Agreement having an effective date of December 23, 2010 (hereinafter, the “Employment Agreement”);

WHEREAS, Mr. Arcuri and the Company have mutually agreed that Mr. Arcuri will resign from the Company and cease to serve as the Executive Vice President of Technical Operations of the Company;

WHEREAS, as a result of such resignation Mr. Arcuri’s employment with Auxilium will end on February 3, 2012 (the “Termination Date”); and

WHEREAS, both Auxilium and Mr. Arcuri desire to enter into this Agreement to fully resolve all questions of expenses, compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which Mr. Arcuri may have relating to his employment and his resignation of employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and intending to be legally bound and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective as of the Termination Date, Mr. Arcuri will cease to serve as the Executive Vice President of Technical Operations of the Company.

2. Subject in all respects to this Agreement becoming effective and enforceable in accordance with paragraph 11 hereof, Auxilium shall provide payments described in (a) and (b) below, less appropriate withholdings taxes and deductions, and the benefit described in (e) below. In addition, regardless of whether this Agreement becomes effective and enforceable in accordance with paragraph 11 hereof, Mr. Arcuri shall be entitled to the other benefits described in (c) and (d) below.

(a) Payment in the gross amount of$386,100. This amount will be paid in 12 equal monthly installments commencing within 60 days following the Termination Date.

(b) Payment of an amount equal to $104,077.14, which is a bonus for fiscal year 2011 performance under the Company’s 2011 bonus plan. Such amount, less applicable withholding taxes, shall be paid to Mr. Arcuri at the same time as such bonus is paid to other executives of the Company who participate in the 2011 bonus plan.

(c) Provided Mr. Arcuri timely elects COBRA continuation coverage, reimbursement of the monthly COBRA medical insurance cost (less any required employee payments calculated as if Mr. Arcuri had continued to be an employee) during the 12 month period following the Termination Date for Mr. Arcuri, and his spouse and (if applicable) dependents. The COBRA health care continuation period shall run concurrently with the foregoing period.

(d) Mr. Arcuri will also be compensated for 1.75 earned, but unused, vacation time through the Termination Date, in an amount equal to $2,214.38.

(e) In accordance with the terms of the applicable grant agreements pursuant to which they were granted and the Company’s 2004 Equity Compensation Plan, Mr. Arcuri has until September 30, 2012, to exercise all outstanding options that have vested as of the Termination Date. Outstanding options and restricted stock units that have not vested as of the Termination Date will be forfeited. Information regarding the vested options will be provided under separate cover.

3. Payment of an amount equal to $27,416.66, which equals 30 days of salary, in lieu of the Company’s obligation to provide notice of termination pursuant to Section 2.1 of the Employment Agreement, which amount will be reduced by any applicable tax withholdings and normal deductions and will be paid to Mr. Arcuri on the Company’s next regular pay cycle date after the Termination Date.

4. Mr. Arcuri agrees to submit final travel and expense reports to Human Resources by February 15, 2012, and to cooperate with the immediate return of all Company property, as applicable; provided that Mr. Arcuri may retain his Company purchased iPhone, iPad and laptop computer so long as Mr. Arcuri cooperates with the Company to remove all Company-related information from such devices.

5. MR. ARCURI, FOR HIMSELF AND HIS RESPECTIVE ADMINISTRATORS, EXECUTORS, AGENTS, BENEFICIARIES AND ASSIGNS, HEREBY WAlVES, RELEASES AND FOREVER DISCHARGES AUXILIUM PHARMACEUTICALS, INC. (AS DEFINED BELOW) OF AND FROM ANY AND ALL CLAIMS (AS DEFINED BELOW). Mr. Arcuri further agrees that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, he will not seek any personal relief in such an action. This General Release of Claims provision (hereafter “Release”) covers all Claims arising from the beginning of time up to and including the effective date of this Agreement.

Exclusions: Notwithstanding any other provision of this Release, the following are not barred by the Release: (a) Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement; (c) Claims for indemnification or advancement or reimbursement of legal fees under the Company’s certificate of incorporation, bylaws or directors and officers liability insurance with respect to third-party claims that may be brought against Mr. Arcuri for any act or omission of Mr. Arcuri in his capacity as an officer or employee of the Company, and (d) Claims which legally may not be waived. In addition, this Release does not bar Mr. Arcuri’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) and/or to participate in an investigation by the EEOC, although the Release does bar Mr. Arcuri’s right to recover any personal relief if he or any person, organization, or entity asserts a charge on his behalf, including in a subsequent lawsuit or arbitration.

The following provisions further explain this Release:

(a) Definition of “Claims”. Except as stated above, “Claims” includes without limitation all actions or demands of any kind that Mr. Arcuri now has or may have or claim to have in the future. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

The nature of Claims covered by this Release includes without limitation all actions or demands in any way based on Mr. Arcuri’s employment with the Company, the terms and conditions of such employment or Mr. Arcuri’s separation from employment. More specifically, all of the following are among the types of Claims which, to the extent permitted by law, are waived and barred by this Release:

•   Contract Claims (whether express or implied);

•   Tort Claims, such as for tortious interference, defamation or emotional distress;

•   Claims under federal, state and municipal laws, regulations, ordinance, or court decisions of any kind;

•   Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class;

•   Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and similar state and local laws, all as amended;

•   Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act, all as amended, and similar state and local laws;

•   Claims for wrongful discharge; and

•   Claims for attorney’s fees, litigation expenses and/or costs. The foregoing list is intended to be illustrative and not exhaustive.

(b) Definition of “Auxilium Pharmaceuticals, Inc.” Auxilium Pharmaceuticals, Inc.” includes without limitation Auxilium Pharmaceuticals, Inc. and its respective past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts. It also includes all past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

6. Mr. Arcuri expressly acknowledges that:

(a) He remains bound by Sections 4, 5, 6, and 7 of the Employment Agreement, which remain in full force and effect, and whose remaining in full force and effect is reasonably and properly required for the protection of the Company’s business; and, in keeping with the foregoing, Mr. Arcuri explicitly and specifically acknowledges that among his obligations thereunder, he may not directly or indirectly solicit or recruit any employee of Auxilium to work for a third party other than Auxilium (excluding newspaper or similar print or electronic solicitations of general circulation);

(b) The provisions of Section 8 of the Employment Agreement remain in full force and effect;

(c) Auxilium’s obligation to provide him with the benefits set forth in paragraph 2 above are contingent upon his ongoing compliance with Sections 4, 5, 6, and 7 of the Employment Agreement;

(d) He will not disparage the personal or professional reputation of Auxilium, its directors, officers, or employees. Auxilium agrees that its officers and directors will not disparage the personal or professional reputation of Mr. Arcuri. Nothing in this section is intended to prohibit or restrict Mr. Arcuri or Auxilium, its officers and directors from making any disclosure of information required by law or participating in an otherwise legally protected activity, such as an investigation or proceeding by a federal regulatory or law enforcement agency or legislative body;

(e) He agrees to cooperate with Auxilium with respect to any legal issue regarding any matter of which he had knowledge during his employment with Auxilium. His cooperation includes appearance at depositions, assistance in responding to discovery demands, preparation for trials, and appearance at trial. Auxilium will reimburse Mr. Arcuri for all reasonable expenses incurred and pay to Mr. Arcuri reasonable hourly consulting rate for time spent by him in providing such assistance; and

(f) After the Termination Date, Auxilium will not have any obligation to provide Mr. Arcuri at any time in the future with any payments, benefits or considerations other than those recited in subsections (a) through (d) of paragraph 2 above and any vested benefits to which Mr. Arcuri may be entitled under the terms of Auxilium’s benefit plans.

7. Unless otherwise compelled by law or to the extent that any information contained herein is publicly disclosed by Auxilium in its filings with the Securities and Exchange Commission, Mr. Arcuri further agrees that the existence of this Agreement, the terms of this Agreement and the amount of any payments under this Agreement are all confidential information, and shall not be intentionally disclosed, discussed or otherwise published under any circumstances, except only that Mr. Arcuri may reveal the terms and amount of settlement to his attorney for the purpose of obtaining legal advice and representation, to his accountant for the purpose of filing government tax returns, or pursuant to subpoena or court order. Mr. Arcuri may also reveal the financial and other terms of this Agreement to his spouse, provided, however that Mr. Arcuri will remain liable for any disclosure of such information to any third party by his spouse. Auxilium’s obligation to provide him with the benefits set forth in paragraph 2 above is contingent upon his ongoing compliance with this paragraph 7.

8. By entering into this Agreement, the Company does not admit and expressly denies that it has violated any contract, rule or law, including but not limited to, any federal, state and local statute or law relating to employment or employment discrimination.

9. Mr. Arcuri understands and acknowledges that by signing this Agreement and accepting the terms contained herein he is receiving benefits that he would not otherwise be entitled to. Mr. Arcuri acknowledges that he is receiving these payments and benefits in exchange for entering into this Agreement and complying with all the provisions of this Agreement.

10. Mr. Arcuri acknowledges that he has been advised in writing by Auxilium to consult with an attorney before signing this Agreement.

11. Mr. Arcuri acknowledges that he has been provided with a period of at least 21 calendar days to consider the terms of this offer from the date this Agreement first was presented to him on February 3, 2012. Mr. Arcuri agrees that any changes to this offer, whether material or immaterial, will not restart the running of the foregoing consideration period.

Mr. Arcuri agrees to notify Auxilium of his acceptance of this Agreement by delivering a signed copy to the Company, addressed to Jennifer Armstrong. Mr. Arcuri understands that he may take the entire 21-day period to consider this Agreement. If Mr. Arcuri does not notify Auxilium of his acceptance of this Agreement by delivering a signed copy to the Company, addressed to Jennifer Armstrong, Mr. Arcuri shall have no further right to receive the payments recited in subsections (a) and (b) of paragraph 2 above.

By signing and returning this Agreement, Mr. Arcuri acknowledges that the consideration period afforded him a reasonable period of time to consider fully each and every term of this Agreement, including the General Release of Claims set forth in paragraph 4 above, and that he has given the terms full and complete consideration.

12. If Mr. Arcuri notifies Auxilium of his acceptance of this Agreement by delivering a signed copy to the Company addressed to Jennifer Armstrong as described above, Mr. Arcuri may revoke this Agreement for a period of seven days. This Agreement shall not become effective or enforceable until the seven day revocation period has ended. For revocation to be effective, it must be delivered to Jennifer Armstrong, Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, PA 19355 within the seven-day revocation period.

13. Mr. Arcuri, intending to be legally bound, certifies and warrants that he has read carefully this Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. Mr. Arcuri further declares he is competent to understand the content and effect of this Agreement and that his decision to enter into this Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.

14. This Agreement will take effect on the first business day following the expiration of the revocation period specified in paragraph 11 hereof, provided that Mr. Arcuri chooses not to revoke it.

15. Mr. Arcuri agrees that he may not assign his rights or obligations under this Agreement or the Employment Agreement. Mr. Arcuri further agrees that Auxilium may assign this Agreement to a successor or assignee in connection with a merger, consolidation or sale or transfer of assets.

16. If any provision of this Agreement is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Agreement; provided, however, that upon any finding by a court of competent jurisdiction that the release provided for by paragraph 4 above is illegal, void or unenforceable, Mr. Arcuri shall, at Auxilium’s request, execute promptly a release and/or promise of comparable scope that is legal and enforceable. If such a release is not executed by Mr. Arcuri, he shall promptly return to Auxilium any payments made pursuant to paragraphs 2(a) or (b) above.

17. The construction, interpretation and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles.

18. This Agreement supersedes any and all prior agreements or understandings between Mr. Arcuri and Auxilium, except those provisions of the Employment Agreement identified above. Mr. Arcuri represents and acknowledges that in executing this Agreement he has not relied upon any representation or statement not set forth herein made by the Auxilium Pharmaceuticals, Inc. (as defined in paragraph 4(b) hereof) with regard to the subject matter of this Agreement. Any modification of this Agreement must be made in writing and signed by all parties.

[Signature Page Follows]

As evidenced by their signatures below, the parties intend to be legally bound by this Agreement.

/s/ E. J. Arcuri
Edward J. Arcuri, Ph.D. DATE: Feb. 15, 2012

Auxilium Pharmaceuticals, Inc.

BY:	/s/ Adrian Adams
NAME:	Adrian Adams
TITLE:	CEO & President
DATE:	Feb. 16, 2012